Exhibit 99(d)

                             Entergy Mississippi, Inc.
         Computation of Ratios of Earnings to Fixed Charges and
     Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                                                       June 30,
                                                   1992       1993      1994       1995       1996       1997
Fixed charges, as defined:
  Total Interest                                    64,066     55,359    52,764     51,635     48,007      47,313
  Interest applicable to rentals                       521      1,264     1,716      2,173      2,165       2,227
                                                   --------------------------------------------------------------
Total fixed charges, as defined                     64,587     56,623    54,480     53,808     50,172      49,540

Preferred dividends, as defined (a)                 12,823     12,990     9,447      9,004      7,720       6,976
                                                   --------------------------------------------------------------
Combined fixed charges and preferred dividends,    $77,410    $69,613   $63,927    $62,812    $57,892     $56,516
as defined                                         ==============================================================

Earnings as defined:

  Net Income                                       $65,036   $101,743   $48,779    $68,667    $79,210      64,218
  Add:
    Provision for income taxes:
    Total income taxes                              23,147     55,993    12,476     34,877     41,107      31,481
    Fixed charges as above                          64,587     56,623    54,480     53,808     50,172      49,540
                                                   --------------------------------------------------------------
Total earnings, as defined                        $152,770   $214,359  $115,735   $157,352   $170,489    $145,239
                                                  ===============================================================
Ratio of earnings to fixed charges, as defined        2.37       3.79      2.12       2.92       3.40        2.93
                                                  ===============================================================
Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                      1.97       3.08      1.81       2.51       2.94        2.57
                                                  ===============================================================

------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%)
    minus the income tax rate.

